Exhibit (a)(5)(B)

November 4, 2004

To Our Stockholders:

        As described in the enclosed materials, United Online, Inc. is offering to purchase up to 16,666,666 shares of its common stock, including the associated preferred stock purchase rights, or such lesser number of shares as are properly tendered, as long as the aggregate purchase price for such shares does not exceed $150,000,000.

        The price paid by United Online will not be greater than $10.50 nor less than $9.00 per share, net to the tendering stockholder in cash, without interest. United Online is conducting the offer through a procedure commonly referred to as a "Dutch auction" tender. This procedure allows you to select the price within the $9.00 to $10.50 price range at which you are willing to sell your shares to United Online. Alternatively, this procedure allows you to sell all or a portion of your shares to United Online at the purchase price to be determined by United Online in accordance with the terms of the tender offer. Choosing the latter alternative could result in your receipt of a price per share as low as $9.00 or lower if United Online amends the purchase price and the tendering stockholder does not withdraw previously tendered shares. All shares that United Online purchases under the tender offer will be purchased at the same price. A tender of shares will include a tender of the associated preferred stock purchase rights. United Online will not pay any separate consideration for the preferred stock purchase rights. You may tender all or only a portion of your shares upon the terms and subject to the conditions of the tender offer, including the odd lot, proration and conditional tender provisions.

        Based upon the number of shares tendered and the prices specified by the tendering stockholders, United Online will determine the lowest single price (the "Purchase Price") within the $9.00 to $10.50 range that will allow it to buy 16,666,666 shares, or such fewer number of shares as are properly tendered. If the aggregate Purchase Price would exceed $150,000,000, United Online will purchase the number of shares equal to $150,000,000 divided by the Purchase Price, rounded to the nearest whole share, subject to the "odd lot" priority, proration and conditional tender provisions of the tender offer. United Online will pay tendering stockholders the Purchase Price in cash, for all of the shares that are properly tendered at or below the Purchase Price, subject to possible proration and the provisions relating to the tender of odd lots and conditional tenders described in the enclosed offer to purchase. Any stockholder whose shares are properly tendered directly to U.S. Stock Transfer Corporation, the depositary in the tender offer, and thereafter purchased by United Online pursuant to the tender offer, will receive the net aggregate Purchase Price in cash, without interest, as promptly as practicable after the expiration of the tender offer, thus avoiding the usual transaction costs associated with open market sales. If you hold shares through a broker or bank, you should consult your broker or bank to determine whether any transaction costs apply. Stockholders that own fewer than 100 shares should note that the tender offer represents an opportunity for them to sell their shares without reduction for any odd lot discounts. Tendered shares that United Online does not purchase will be returned to the tendering stockholder as promptly as practicable.

        If you do not wish to participate in the tender offer, you do not need to take any action.

21301 Burbank Boulevard • Woodland Hills, CA 91367-6677 • phone 818.287.3000 • fax 818.287.3001 • www.untd.com

N E T Z E R O  •  J U N O  O N L I N E   S E R V I C E S   •  M E G A  W E B   S E R V I C E S   •  B L U E L I G H T   I N T E R N E T

        We explain the terms and conditions of the tender offer in detail in the enclosed offer to purchase and the related letter of transmittal. I encourage you to read these materials carefully before making any decision with respect to the tender offer. If you want to tender your shares, we explain the necessary steps in detail in the enclosed materials.

        The Board of Directors of United Online has evaluated United Online's operations, strategy and expectations for the future and believes that the tender offer is a prudent use of United Online's financial resources given its business profile, assets and current stock price and is an efficient means to provide value to United Online stockholders.

        THE BOARD OF DIRECTORS OF UNITED ONLINE HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER UNITED ONLINE NOR ANY MEMBER OF ITS BOARD OF DIRECTORS, DEUTSCHE BANK SECURITIES INC., THE DEALER MANAGER FOR THE TENDER OFFER, OR U.S. STOCK TRANSFER CORPORATION, THE DEPOSITARY FOR THE TENDER OFFER, IS MAKING ANY RECOMMENDATION TO UNITED ONLINE STOCKHOLDERS AS TO WHETHER TO TENDER, OR REFRAIN FROM TENDERING, THEIR SHARES OR AS TO THE PURCHASE PRICE, OR PURCHASE PRICES, AT WHICH THEY MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE, OR PURCHASE PRICES, AT WHICH THEY WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING UNITED ONLINE'S REASONS FOR MAKING THE TENDER OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER OR OTHER FINANCIAL OR TAX ADVISORS. UNITED ONLINE'S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED UNITED ONLINE THAT THEY WILL NOT TENDER ANY SHARES IN THE TENDER OFFER.

        The tender offer will expire at 12:00 midnight, New York City time, on Friday, December 3, 2004, unless United Online extends the tender offer. If you have any questions regarding the tender offer or need assistance in tendering your shares, please contact Deutsche Bank Securities Inc., the dealer manager for the tender offer, at (800) 735-7777.

Sincerely,

Mark R. Goldston Chairman, Chief Executive Officer and President